Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement (No. 333-294274) on the amended Form S-1 of Dravica Corporation, of our report dated March 10, 2026, relating to the financial statements of Dravica Corporation, for the period from September 29, 2025 (inception) to October 31, 2025, and the related statements of operations, stockholder’s equity and cash flows for the period thus ended and the related notes to the financial statement.

/s/ Beckles & Co

West Palm Beach, FL PCAOB Firm #7116
May 28, 2026